Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 5 to Registration Statement No. 333-145077 on Form S-1 of our report dated October 1, 2007, October 30, 2007 as to the effects of the restatement as discussed in Note 14 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 14) relating to the consolidated financial statements of Synacor, Inc. and subsidiary appearing in the Prospectus, which is part of such Registration Statement, and of our report dated October 1, 2007, relating to the consolidated financial statement schedule appearing elsewhere in this Registration Statement.
We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
Buffalo, New York
November 19, 2007